Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Nektar Therapeutics

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other (2)	12,000,000	(3)	$0.91	(2)	$10,920,000	$0.00011020	$1,203.38
Total Offering Amounts							$10,920,000		—
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$1,203.38

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price represents the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 7, 2023.

(3)	Consists of 12,000,000 shares issuable under the Nektar Therapeutics Amended and Restated 2017 Performance Incentive Plan, pursuant to such plan.